September 5, 1995

  CACI Completes Acquisition of Automated Sciences Group, Inc.

   - Transaction expected to bring $16 million in revenue and at least $400,000 in net profit for first full year -

Arlington, VA - CACI International Inc (NASDAQ: CACI) announced today that it has completed its acquisition of Automated Sciences Group, Inc.(ASG) for $4.9 million in cash over 4 years. CACI previously announced the signing of a Letter of Intent to acquire ASG on July 14, 1995.

The acquisition brings to CACI approximately 200 new employees generating more than $16 million in annual revenue. ASG provides information technology, engineering and environmental services to the Department of Defense and Energy. ASG is headquartered in Silver Spring, Maryland and has major offices in Dahlgren, Virginia, Huntsville, Alabama, and Oak Ridge, Tennessee.

Dr. J.P. (Jack) London, Chairman and CEO of CACI said, "We are excited about the benefits of this acquisition to CACI. ASG is an excellent strategic fit with CACI and provides us further geographic and customer diversity in a market we understand well. We expect synergetic opportunities to arise as a result of this business combination. Our due diligence has confirmed ASG's outstanding and long term reputation for client service and satisfaction. We welcome all of our new clients and new CACI people."

London continued, "The group is expected to add over $13 million in revenue, and at least $300,000 in after tax earnings to our consolidated results for the current fiscal year ending June 30, 1996."

CACI is an international information technology products and services corporation. The company specializes in developing and integrating systems, software, and simulation products in support of government agencies and commercial enterprises worldwide.

For further information contact:   Samuel R. Strickland
                                   CACI International Inc
                                   (703) 841-7800

                                   Douglas Poretz
                                   Douglas Poretz, Ltd.
                                   (703) 506-1778